Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-248903, 333-262927, 333-269746 and 333-277236) on Form S-8 and (No. 333-284902) on Form S-3 of our reports dated February 26, 2025, with respect to the financial statements of Outset Medical, Inc.

/s/ KPMG LLP

San Francisco, California

February 26, 2025